EXHIBIT 21

                                PLC SYSTEMS INC.

                           SUBSIDIARIES OF REGISTRANT




1.)     PLC Medical Systems, Inc., a Delaware Corporation

2.)     PLC Sistemas Medicos Internacionais Lda, a Madeira Corporation

3.)     PLC Sistemas Medicos Internacionais GmbH, a German Corporation

4.)     PLC Medical Systems France, a French Corporation

5.)     PLC Medical Systems AG, a Swiss Corporation

6.)     PLC Medical Systems Asia/Pacific Pte Ltd, a Singapore Corporation